Exhibit 2
VOTING AGREEMENT
     This VOTING AGREEMENT (the “Agreement”), dated as of June 6, 2006, is entered into by and between Aether Holdings, Inc., a Delaware corporation (the “Company”), the undersigned, Robert W. D’Loren, solely in his capacity as Stockholders’ Representative on behalf of certain stockholders (the “Stockholders”) of the Company, and David Oros (“Oros”).
     WHEREAS, concurrently with the execution of this Agreement, the Company, AHINV Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“MergerSub”), UCC Capital Corp., a New York corporation (“Capital”), UCC Consulting Corp., a New York corporation (“Consulting”), and UCC Servicing, LLC, a New York limited liability company (“Servicing”) (Capital, Consulting and Servicing being collectively referred to herein as “UCC”) are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, inter alia, the merger of each of Capital, Consulting and Servicing, with and into MergerSub pursuant to the laws of the States of New York and Delaware (the “Merger”);
     WHEREAS, in connection with the Merger Agreement, the Company, the Stockholders’ Representative and Wilmington Trust Company (the “Escrow Agent”) have entered into an Escrow Agreement, whereby certain First Tranche Shares (as such term is defined in the Merger Agreement and the Escrow Agreement) are being delivered into escrow with the Escrow Agent by the Company; and
     WHEREAS, the parties hereto wish to provide for the voting of such number of First Tranche Shares set forth opposite the name of each Stockholder on Schedule 1 hereto during such time as they are held in escrow by the Escrow Agent under the Escrow Agreement.
     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows (with all capitalized terms used and not otherwise defined herein having their respective meanings as set forth in the Merger Agreement or the Escrow Agreement, as applicable):
     1. Agreement to Vote Shares; Irrevocable Proxy. Stockholder hereby appoints Oros and any designee of Oros appointed with the consent of the Board of Directors of the Company, and each of them individually, (collectively, Oros and such designees are hereinafter referred to as the “Proxy Holder”) its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the First Tranche Shares and any New Shares (as defined below). Stockholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. The proxy and power of attorney granted hereunder by Stockholders shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the matters contemplated hereunder. The power of attorney granted by Stockholders herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholders. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

     2. No Voting Trusts or Other Arrangements. Each Stockholder agrees that he or it, as applicable, will not, and will not permit any entity under his or its control to grant any proxies with respect to the First Tranche Shares or subject any of the First Tranche Shares to any arrangement with respect to the voting of the First Tranche Shares other than this Agreement..
     3. Stockholder Capacity. Notwithstanding anything to the contrary set forth herein, each Stockholder is entering into this Agreement solely in Stockholder’s capacity as the holder of the Stockholder First Tranche Shares and New Shares (as defined below), as may become applicable, and nothing in this Agreement shall prevent Stockholder from taking any action or omitting to take any action in Stockholder’s capacity as a member of the board of directors of the Company or any of its subsidiaries (or any committee thereof) or as an officer or employee of the Company or any of its subsidiaries, in either case as applicable or as may become applicable to such Stockholder.
     4. Transfer and Encumbrance. Each Stockholder represents and warrants that (a) the First Tranche Shares are free and clear of all liens, claims, charges, security interests or other encumbrances, other than those that may be created by the Merger Agreement, the Escrow Agreement and this Agreement, (b) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of such shares, and there are no voting trusts or voting agreements with respect to the such shares, other than this Agreement, (c) Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder and (d) this Agreement constitutes the legal, valid and binding obligation of Stockholder in accordance with its terms. On or after the date hereof and during the term of this Agreement, Stockholder agrees not to enter into any agreement or understanding to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Stockholder First Tranche Shares or New Shares (as defined below). This Section 4 shall not prohibit a transfer of any Stockholder First Tranche Shares or New Shares by Stockholder (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and the Proxy Holder, to be bound by the terms of this Agreement.
     5. New Shares. Stockholder agrees that all Shares that Stockholder receives as a result of any stock splits, stock dividends or reclassifications of Stockholder First Tranche Shares (all such Shares collectively, “New Shares”), shall be subject to the terms of this Agreement to the same extent as if they constituted Stockholder First Tranche Shares as of the date hereof.
     6. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.
     7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
     8. Notices. All notices hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission or on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     If to the Company or the Proxy Holder:
621 E. Pratt Street, Suite 601
Baltimore, MD 21202
Attention: David S. Oros
Fax: 443-836-0745
     With a copy (which shall not constitute notice to the Company) to:
Kirkland & Ellis LLP
655 15th Street, N.W.
Washington, DC 2005
Attention: Mark D. Director, Esq.
Fax: 202-879-5200
     If to Stockholder, to the address or telecopy number set forth for Stockholder on the signature page hereof.
     9. Miscellaneous.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America, in each case sitting in Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY.
          (c) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
          (d) This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          (e) This Agreement shall terminate automatically upon the release of the last of the Stockholder First Tranche Shares and New Shares, if any, to either the Company or the Stockholder, all under the terms and subject to the conditions of the Escrow Agreement..
          (f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
          (g) The obligations of the parties set forth in this Agreement shall not be effective or binding upon either party hereto until such time as the Merger Agreement is executed and delivered by the Company, Merger Sub, and the Securityholders’ Representative.

          (h) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 9(h) shall be null and void.
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[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

AETHER HOLDINGS, INC., a Delaware corporation

By:

Name:
Title:

Robert W. D’Loren, Stockholder

Robert W. D’Loren, as attorney-in-fact for each of the Stockholders listed on Schedule 1 hereto

David Oros, as Proxy Holder

SCHEDULE 1

Name of Stockholder	Address and Telecopy	Number of First Tranche
	Number for Notices	Shares
	Pursuant to Section 8

Robert W. D’Loren	c/o UCC Capital 1330 Avenue of the Americas New York, NY 10019 Fax: (212) 277-1160	158,249

D’Loren Realty, LLC	c/o UCC Capital 1330 Avenue of the Americas New York, NY 10019 Fax: (212) 277-1160	477,129

The Robert D’Loren Family Trust Dated March 29, 2002	c/o Mark X. DiSanto Triple Crown Development 5351 Jaycee Avenue Harrisburg, PA 17112 Fax: 717-657-8125	96,715

D’Loren Levien Group, LLC	c/o UCC Capital 1330 Avenue of the Americas New York, NY 10019 Fax: (212) 277-1160	—

Barry J. Levien	235 Cleft Road Mill Neck, NY 11765	81,557

James F. Haran	c/o UCC Capital 1330 Avenue of the Americas New York, NY 10019 Fax: (212) 247-7131	91,350